Exhibit 22.1

Seabridge Gold Inc.

Notice Of Annual General Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the "Meeting") of the shareholders of SEABRIDGE GOLD INC. (herein called the "Corporation") will be held at The Albany Club,      91 King Street East, Toronto, Ontario, Canada M5C 1G3 on Wednesday, June 18, 2008 at the hour of 4:30 p.m. (Toronto time) for the following purposes:

1.	to receive and consider the audited financial statements of the Corporation for the year ended December 31, 2007 and the auditors’ reports thereon;

2.	to elect directors for the ensuing year;

3.	to appoint the auditors for the ensuing year;

4.	to authorize the directors to fix the auditors remuneration;

5.	to amend By-Law No. 1 of the Corporation to cause the share register of the Corporation to record issued shares in registered form and issued shares in non-certificated form;

6.	to approve an increase in the number of shares reserved for issue under the Company's stock Option Plan by 650,000 shares;

7.
to approve amendments to the Corporation’s Stock Option Plan to cause the expiry date of options to be extended shortly beyond expiry of a management imposed blackout period and to adjust the property to be received by an optionee on exercise of an option after completion of a compulsory acquisition or going private transaction as more particularly set out in the Management Proxy Circular in respect of the Meeting;

8.	to approve grants of 150,000 stock options in total to officers and an employee as more particularly set out in the Management Proxy Circular in respect of the Meeting;

9.
to give advance approval to the adoption of a new Stock Option Plan that complies with the requirements of the Toronto Stock Exchange, as more particularly set out in the Management Proxy Circular in respect of the Meeting; and

10.	to transact such other business as may properly come before the Meeting.

The accompanying Management Proxy Circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

If you are unable to attend the meeting in person, please complete, sign and date the enclosed form of proxy and return the same within the time and to the location set out in the form of proxy accompanying this notice.

DATED at Toronto, Ontario this 17th day of April, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rudi P. Fronk

Rudi P. Fronk
President and Chief Executive Officer

 Seabridge Gold Inc.

Management Proxy Circular
(As at April 17, 2008, except as indicated)

Solicitation of Proxies

This management proxy circular is furnished in connection with the solicitation of proxies by the management of Seabridge Gold Inc. (the "Corporation") for use at the Annual Meeting of Shareholders (the “Meeting”) of the Corporation to be held on June 18, 2008 and at any adjournments thereof.  The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Corporation or by agents retained and compensated for that purpose.  The cost of solicitation will be borne by the Corporation.

Appointment of Proxyholder

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder’s behalf in accordance with the instructions given by the shareholder in the proxy.  The persons whose names are printed in the enclosed form of proxy for the Meeting are officers or directors of the Corporation (the “Management Proxyholders”).

A shareholder has the right to appoint a person other than a Management Proxyholder to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person’s name in the blank space provided or by executing a proxy in a form similar to the enclosed form.  A proxyholder need not be a shareholder.

Voting by Proxy

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Shares represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

If a shareholder does not specify a choice and the shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholder will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by management at the Meeting.

The enclosed form of proxy also confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this Management Proxy Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Completion and Return of Proxy

Completed forms of proxy must be received at the office of Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or Fax 1-866-249-7775 not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

Non-Registered Holders

Only shareholders whose names appear on the records of the Corporation as the registered holders of shares or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Corporation are

“non-registered” shareholders because the Shares they own are not registered in their names but are instead registered in the name of a nominee such as a brokerage firm through which they purchased the shares, a bank, trust company, trustee or administrator of self-administered RRSP’s, RRIF’s, RESP’s and similar plans; or a clearing agency such as The Canadian Depository for Securities Limited (a “Nominee”).  If you purchased your shares through a broker, you are likely an unregistered holder.

In accordance with securities regulatory policies, the Corporation has distributed copies of the Meeting materials, being the Notice of Meeting, this Management Proxy Circular and the Proxy, to the Nominees for distribution to non-registered holders.

Nominees are required to forward the Meeting materials to non-registered holders to seek their voting instructions in advance of the Meeting.  Shares held by Nominees can only be voted in accordance with the instructions of the non-registered holder.  The Nominees often have their own form of proxy, mailing procedures and provide their own return instructions.  If you wish to vote by proxy, you should carefully follow the instructions from the Nominee in order that your Shares are voted at the Meeting.

If you, as a non-registered holder, wish to vote at the Meeting in person, you should appoint yourself as proxyholder by writing your name in the space provided on the request for voting instructions or proxy provided by the Nominee and return the form to the Nominee in the envelope provided.  Do not complete the voting section of the form as your vote will be taken at the Meeting.

In addition, Canadian securities legislation now permits the Corporation to forward meeting materials directly to "non objecting beneficial owners".  If the Corporation or its agent has sent these materials directly to you (instead of through a Nominee), your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Nominee holding on your behalf.  By choosing to send these materials to you directly, the Corporation (and not the Nominee holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

Revocability of Proxy

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.  This revocation must be delivered either to Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or to the Corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or to the Chairman at the Meeting or any adjournment thereof.  A proxy may also be revoked in any other manner provided by law.

Only registered shareholders have the right to revoke a proxy.  Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective Nominees to revoke the proxy on their behalf.

Record Date

The Board of Directors of the Corporation has fixed April 25, 2008 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive Notice of the Meeting.  Only shareholders of record as at the close of business on the Record Date are entitled to receive notice of the Meeting and to vote the common shares held by them, either in person or by proxy, at the Meeting or any adjournment thereof.

Voting Shares And Principal Holders of Voting Securities

The Corporation is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, of which 37,298,885 common shares were issued and outstanding and no preferred shares were issued and outstanding as of April 17, 2008.  The holders of common shares are entitled to one vote for each common share held.

Each resolution to be voted on at the Meeting must be passed by a simple majority (50%) of the votes cast on the resolution.

To the knowledge of the directors and executive officers of the Corporation as of April 17, 2008, the only persons who beneficially own, directly or indirectly, or control or direct voting securities carrying more than 10% of the voting rights attached to all outstanding voting shares of the Corporation are Pan Atlantic Bank and Trust Limited which owns 6,489,852 shares of the Corporation representing 17.4% of the outstanding shares of the Corporation and FCMI Financial Corporation, Pan Atlantic’s sole shareholder, which owns 180,000 shares representing 0.4% of the outstanding shares of the Corporation.  In addition, principals of, and funds managed by the Friedberg Mercantile Group Ltd. own 270,632 shares of the Corporation representing 1% of the Corporation. Pan Atlantic Bank and Trust Ltd. is ultimately beneficially owned and controlled by Albert D. Friedberg and members of his immediate family. Albert D. Friedberg is the President and a director of Friedberg Mercantile Group Ltd.

Election Of Directors

The directors of the Corporation are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

The Corporation does not have an executive committee.  The Corporation is required to have an audit committee.  Members of this committee, and other committees of the Board, are as set out below.

Management of the Corporation proposes to nominate each of the following seven persons for election as a director.  Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Municipality of Residence and Position	Principal Occupation or employment and, if not a previously elected director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares beneficially owned or, directly or indirectly, Controlled (4)
James S. Anthony Toronto, Ontario, Canada Chairman of the Board(5)	President, Suma Investments Inc., a private investment company since 1986.	Since October 1999	684,791 directly 543,334 indirectly
A. Frederick Banfield(1) (3) Tucson, Arizona, USA	Chairman, Mintec Inc., a consulting and software company providing services to the minerals industry, since 1970.	Since October 1999	145,000
William M. Calhoun(1) (2) (3) Silverton, Idaho, USA	President, William M. Calhoun, Inc., since 1983, a minerals industry consulting company.	Since February 2000	96,667
Thomas C. Dawson(1) (3) Toronto, Ontario, Canada	Retired as Senior Audit and Accounting Partner, Deloitte & Touche LLP in 1999.	Since January 2006	20,000 directly 1,000 indirectly
Louis J. Fox(2) (3) Fort Lauderdale, Florida, USA	Private Businessman. From 1984 to 1999, a Senior Vice President of Gerald Metals, Inc.	Since January 2000	225,000
Rudi P. Fronk Toronto, Ontario, Canada President and CEO	President and CEO, Seabridge Gold Inc.	Since October 1999	1,050,000
Eliseo Gonzalez-Urien(2) (3) Ashland, Oregon, USA	Senior Technical Advisor, Seabridge Gold Inc. since 2003; Retired as Senior Vice President, Placer Dome Inc. in 2001.	Since January 2006	47,000

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee
(4)
Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at April 17, 2008, based upon information furnished to the Corporation by individual directors.  Unless otherwise indicated, such shares are held directly.

(5)	The Chairman’s primary responsibilities are those of Lead Director as set out in the Dey Commission Report on Corporate Governance prepared for the TSX.

To the knowledge of the Corporation, no proposed director:

(a)
is, as at the date of the Management Proxy Circular, or has been, within 10 years before the date of the Management Proxy Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, while that person was acting in that capacity,

(i)	was subject to an Order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer;

(b)
is, as at the date of the Management Proxy Circular, or has been within 10 years before the date of the Management Proxy Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)
has, within the 10 years before the date of the Management Proxy Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

For the purposes of the foregoing, an "Order" means a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation and, in each case, that was in effect for a period of more than 30 consecutive days.

Executive Compensation

The following table sets forth all annual and long term compensation for services in all capacities to the Corporation and its subsidiaries for the three most recently completed financial years in respect of each of the individuals comprised of the Chief Executive Officer and the Chief Financial Officer as at December 31, 2007 and the other three most highly compensated executive officers of the Corporation as at December 31, 2007 whose individual total compensation for the most recently completed financial year exceeded $150,000 and any individual who would have satisfied these criteria but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year (collectively “the Named Executive Officers”).  The Named Executive Officers of the Corporation are Rudi Fronk, James Anthony, Roderick Chisholm and William Threlkeld.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts
					Securities Under Option/ SAR's granted (#)	Restricted Shares or Restricted Share nits ($)	LTIP Payouts ($)	All Other Compensation ($)
Rudi P. Fronk, President & CEO	2007 2006 2005	$300,000 $300,000 $250,000	(1)$450,000 Nil Nil	Nil Nil $7,750	Nil 250,000/Nil Nil/Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
James S. Anthony, Chairman	2007 2006 2005	$144,000 $144,000 $120,000	(1)$216,000 Nil Nil	Nil Nil Nil	Nil 125,000/Nil Nil/Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
William E. Threlkeld, Senior VP	2007 2006 2005	US$150,000 US$120,000 US$120,000	US$75,000 US$120,000 US$25,000	Nil Nil Nil	(2)60,000/Nil Nil/Nil 50,000/Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Roderick Chisholm, Chief Financial Officer	2007 2006 2005	$134,334 $120,000 $120,000	$67,167 $120,000 $25,000	Nil Nil Nil	(2)60,000/Nil Nil/Nil Nil/Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	The 2007 bonuses given to Messrs. Fronk and Anthony were related to the years 2006 and 2007.

(2)	The options granted to Messrs. Threlkeld and Chisholm in 2007, were granted subject to the approval of shareholders.

Except as specifically stated otherwise, all dollar amounts set out herein or references to "$" are to Canadian Dollars.

Long Term Incentive Plan (LTIP) Awards

The Corporation does not have a LTIP, pursuant to which cash or non-cash compensation intended to motivate performance over a period greater than one financial year (whereby performance is measured by reference to financial performance or the price of the Corporation's securities), was paid or distributed to the Named Executive Officer(s) during the most recently completed financial year.

Option/Stock Appreciation Rights ("SAR") Grants during the most recently completed Financial Year

The following table sets forth stock options granted during the most recently completed financial year to each of the Named Executive Officers.  The Corporation pursues a highly conservative approach to options for officers and directors to ensure that this form of compensation does not provide a short-term incentive to inflate values in contradiction to the Corporation’s long-term strategy.

Name	Securities Under Options/SAR's Granted (#)	% of Total Options/SAR's Granted to Employees in Fiscal Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SAR's on Date of Grant ($/Security)	Expiration Date

William E. Threlkeld	60,000	18.8%	$29.60	$29.60	August 8, 2012

Roderick Chisholm	60,000	18.8%	$29.60	$29.60	August 8, 2012

In August 2002, the Corporation announced a new stock option vesting policy for directors and senior management.  New option grants to directors and senior management are subject to a two-tiered vesting policy designed to better align option compensation with the interests of shareholders.  Pursuant to this new policy, in August 2007, the Board granted Messrs. Threlkeld and Chisholm 60,000 options each.  This option grant requires a $34.00 share price for 10 successive days for the first third to vest, a $37.00 share price for the second third to vest and a $40.00 share price for the final third to vest.  Once the share price has met the first test, the Corporation’s share price performance must exceed the S&P/TSX Global Gold Index by more than 20% over the preceding six months or these options will be cancelled.  These options were granted subject to the increase in options available under the plan and the approval of shareholders.

A Stock Option Plan was approved by shareholders at the Corporation’s 2003 Annual Meeting which placed strict limits on the number, duration and pricing of options.  The Plan provides that options will be exercisable over periods of up to 5 years (not the 10 years permitted by the Exchange) as determined by the Board of Directors of the Corporation and are required to have an exercise price no less than the closing market price of the Corporation's shares prevailing on the day that the option is granted (not at a discount of up to 15% as permitted by the Exchange).

Aggregated Options/SAR Exercises in Last Financial Year and Financial Year-End Option/SAR Values

The following table sets forth details of all exercises of stock options during the most recently completed financial year by each of the Named Executive Officers and directors of the Corporation, and as of December 31, 2007, the number of unexercised options held by the Named Executive Officer and directors, and the value of unexercised in-the-money options on an aggregated basis.  The Named Executive Officer and directors did not exercise any options in respect of the Corporation’s shares during the most recently completed financial year, other than as listed below:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SAR’s at December 31, 2007 (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/SAR's at December 31, 2007 ($) Exercisable/Unexercisable
Rudi P. Fronk	250,000	$4,352,500	250,000/Nil	$4,682,500/Nil
James S. Anthony	278,000	$4,543,580	125,000/Nil	$2,341,250/Nil
William E. Threlkeld	300,000	$7,940,000	50,000/60,000	$1,264,500/$Nil
Roderick Chisholm	10,000	$262,000	130,000/60,000	$3,354,750/$Nil
A. Frederick Banfield	25,000	$395,000	100,000/Nil	$1,873,000/Nil
William M. Calhoun	65,000	$1,020,800	100,000/Nil	$1,873,000/Nil
Thomas C. Dawson	Nil	Nil	50,000/Nil	$936,500/Nil
Louis J. Fox	25,000	$335,000	100,000/Nil	$1,873,000/Nil
Eliseo Gonzalez-Urien	50,000	$795,500	Nil/Nil	Nil/Nil
Henry Z. Fenig (past director)	130,000	$2,415,500	Nil/Nil	Nil/Nil

(1)
In August 2002, the Corporation announced a new stock option vesting policy for directors and senior management.  New option grants to directors and senior management are subject to a two-tiered vesting policy designed to better align option compensation with the interests of shareholders.  Pursuant to this policy, in August 2002 the Board granted each of Mr. Fronk, Mr. Anthony and Mr. Threlkeld 200,000 options, in August 2004 the Board granted Mr. Chisholm 100,000 options and in January, 2005 the Board granted Mr. Threlkeld a further 50,000 options.  These option grants required a $6.00 share price for 10 successive days for the first third to vest, a $9.00 share price for the second third and a $12.00 share price for the final third.  In January 2006, the Board granted Mr. Fronk 250,000 options and Mr. Anthony 125,000 options.  These option grants required a $15.00 share price for 10 successive days for the first third to vest, an $18.00 share price for the second third and a $21.00 share price for the final third. Once the share price has met the first test, the Corporation’s share price performance must exceed the S&P/TSX Capped Gold Index (now the S&P/TSX Global Gold Index) by more than 20% over the preceding six months or options will be cancelled. All of the above options vested in the years 2005-2007.  In August 2007, the Board granted Mr. Threlkeld 60,000 options and Mr. Chisholm 60,000 options.  These option grants require a share price of $34 for the first third to vest, $37 for the second third to vest and $40 for the final third.  These options were granted subject to the approval of shareholders.

Termination of Employment, Changes in Responsibility and Employment Contracts

The President, Chairman, Senior Vice President and Chief Financial Officer of the Corporation were paid a salary of $300,000, $144,000, US$150,000 and $134,334, respectively for the year ended December 31, 2007.  If their employment is terminated after a change of control of the Corporation, each of the President, Chairman, Senior Vice President and the Chief Financial Officer is entitled to a severance package consisting of 12 months salary.

Except as disclosed above, the Corporation and its subsidiaries have no compensatory plan or arrangement in respect of compensation received or that may be received by the Named Executive Officers in the Corporation's most recently completed or current financial year to compensate such executive officers in the event of the termination of employment (resignation, retirement, change of control) or in the event of a change in responsibilities following a change in control, where in respect of the Named Executive Officers the value of such compensation exceeds $100,000.

Compensation of Directors

From its inception, until 2003, the only compensation paid by the Corporation to directors consisted of stock options.  In 2003 the Board’s Compensation Committee assessed the compensation paid to directors by natural resource companies comparable to the Corporation.  Their recommendations were presented to, and approved by, the full Board.  Commencing July 1, 2003 the Corporation adopted a compensation plan for outside independent directors which provided for stock options plus annual fees of US$15,000 to each director payable quarterly in arrears plus reimbursement of expenses directly related to their duties as directors.  Effective January 2005, the annual fees were increased to US$20,000 for each director. The chairman of the Audit Committee receives an additional US$7,500 per year and the chairman of the Compensation Committee receives an additional US$2,500 per year.  There is no additional compensation for attending meetings or participating in Board committees.  This compensation is reviewed on an annual basis.  The Chairman and the President do not receive this compensation.  In addition, the Corporation may compensate directors for services they may provide outside the role of a director.  All such compensation is fully disclosed in Related Party Transactions in the Notes to the Fiscal Year 2007 Audited Financial Statements.  In connection with the $33,300 in technical services provided to the Corporation by a private company controlled by Frederick Banfield, the Board followed its written Conflict of Interest Policy as follows:  Management obtained information on the market value of the services to be provided which demonstrated the reasonableness of the director’s proposal; the Board reviewed and approved the proposed contract in the absence of the conflicted director.  Also during 2007, the Corporation paid Eliseo Gonzalez-Urien $17,300 for geological consulting services.

Shareholder Return Performance Graph

The following graph shows the cumulative Shareholder return for $100 invested in Common Shares of the Corporation from December 31, 2003 compared to the cumulative total return of the S&P/TSX Venture Composite Index (the “S&P/TSXV Index”) and the S&P/TSX Global Gold Index (the “S&P/TSX Gold Index”) for the past five years.  The S&P/TSX Gold Index figures used in the graph include the reinvestment of dividends but the S&P/TSXV Index figures do not as such data is not available.

Year	Dec 31, 2002	Dec 31, 2003	Dec 31, 2004	Dec 31, 2005	Dec 31, 2006	Dec 31, 2007
S&P/TSX Gold Index	$100.00	$114.34	$104.65	$128.06	$166.07	$159.50
S&P/TSXV Index	$100.00	$163.04	$169.95	$208.22	$278.10	$264.38
Seabridge	$100.00	$156.00	$127.00	$328.00	$488.00	$864.00

Composition of the Compensation Committee

The Compensation Committee is presently composed of three directors, William M. Calhoun, Louis J. Fox and Eliseo Gonzalez-Urien (Chairman), all of which are outside and unrelated directors.  During 2002, this Committee developed and obtained Board approval of the two-tiered vesting requirements for insider options.  Reporting to the full Board of Directors, this Committee is mandated to:

1.	On an annual basis, review the total compensation of the President and Vice President(s) against their performance, mandates and goals and make recommendations on their compensation to the Board;

2.
Review, approve and recommend to the Board for confirmation all grants of options to all directors and employees; ensure the proper administration of the Corporation’s options program in conformity with the Corporation’s Option Plan;

3.	Review on an annual basis the Corporation’s overall hiring and compensation practices with reference to industry norms.

None of the members of the Committee have any indebtedness to the Corporation or any of its subsidiaries nor have they any material interest, or have any associates or affiliates which have any material interest, direct or indirect, in any actual or proposed transaction in the last financial year which has materially affected or would materially affect the Corporation or any of its subsidiaries.

The compensation of the Corporation's executive officers is determined by the Board of Directors upon recommendations made by the Committee.  The Committee met twice during the last financial year.  The Corporation's executive compensation program consists of an annual base salary and a longer term component consisting of stock options, however the Committee may also recommend bonuses for management or its directors.

Report on Executive Compensation

Compensation Philosophy and Determination

The guiding philosophy of the Committee in determining compensation for executives is the need to provide a compensation package that is competitive and motivating; will attract, hold and inspire qualified executives; will encourage performance by executives to enhance the growth and development of the Corporation and its subsidiaries; and will balance the interests of the executive and those of the shareholders.  Achievement of these objectives is expected to contribute to an increase in shareholder value.

The Committee positions its base executive compensation near the low end of the range of compensation levels for comparator companies.  The size of stock option grants to executives (considered as a percentage of shares issued) is also low by comparison to comparator companies. The Corporation pays sizable bonuses, based upon performance against its stated objectives which are reviewed in detail in its annual report to shareholders.  The Corporation also relies upon policies to enhance the work environment to attract and retain employees, including flexible work hours and shared decision making.  The comparator companies are natural resource companies owning large, non-producing gold projects.

When possible, the Committee reviews independently prepared surveys which provide competitive data reflecting comparable knowledge, skills and talents and the compensation paid.  In addition, the Committee collects and reviews relevant compensation data for companies similar to the Corporation from publicly available information.  Variables such as corporate size and earnings and rates of growth all have an influence on compensation levels and are analyzed and considered in setting compensation.

Base Salary and Bonus

The Chairman of the Committee prepares recommendations for the Committee with respect to the base salary and if appropriate, bonuses to be paid to the Chairman and Chief Executive Officer and to other executive officers.  The Committee's recommendation for base salaries and bonuses for the executive officers, including the Chairman and Chief Executive Officer, are then submitted for approval by the Board of Directors of the Corporation.  The compensation recommended is determined based on an assessment by the Committee of the executive's performance, a consideration of compensation levels in companies similar to the Corporation and a review of the performance of the Corporation as a whole.

Stock Options

In 2003, the Corporation adopted a Stock Option Plan to comply with TSX Venture Exchange requirements, the purpose of which is to allow the Corporation to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Corporation.  The granting of such options is intended to align the interests of such persons with that of the shareholders.  Options will be exercisable over periods of up to 5 years (not the 10 years permitted by the Exchange) as determined by the Board of Directors of the Corporation and are required to have an exercise price no less than the closing market price of the Corporation's shares prevailing on the day that the option is granted (not at a discount of up to 15% as permitted by the Exchange).

The Corporation’s Board of Directors is sensitive to the concerns of shareholders with respect to the grant of stock options to executives, namely that they can prove to be a significant but unreported expense to the Corporation and they may provide substantial, short-term windfall profits to executives due to market conditions unrelated to the Corporation’s success.  Therefore, in 2002, the Board of Directors adopted new policies to make the grant of stock options more accountable and fairer to shareholders.  First, the Corporation voluntarily elected to expense its option grants in its financial statements beginning January 1, 2002.  Second, in August 2002 the Corporation adopted a vesting policy with respect to director and executive options to ensure that these options are not exercisable unless the Corporation’s shareholders have achieved significant returns exceeding those of the industry.  New director and executive officer options are now subject to a two-tier vesting policy with the first test being the attainment of a specific share price.  Once the share price has met the first test, the Corporation's share price performance must exceed the S&P/TSX Global Gold Index by more than 20% over the preceding six months or these options will be cancelled.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer CEO") consists of an annual base salary, and, if warranted, bonus and stock options determined in the manner described in the above discussion of compensation for all executive officers.  If employment is terminated after a change of control of the Corporation, the CEO is entitled to a severance package consisting of 12 months salary.

The foregoing report has been submitted by:

Eliseo Gonzalez-Urien (Chairman)
William M. Calhoun
Louis J. Fox

Disclosure of Corporate Governance Practices

National Policy 58-101 sets out certain reporting requirements for issuers concerning their corporate governance practices.  In response to the requirements, the Corporation reports the following with respect to its practices.

Board of Directors

Independence - A majority of the Corporation’s directors are considered to be independent.  The Corporation proposes seven directors for election at the Meeting, four of whom it considers to be fully independent (a director who is independent of management and is free from any interest or any business or any other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act in the best interest of the Corporation, other than interests arising from shareholdings); A. Frederick Banfield; William M. Calhoun, Thomas C. Dawson; and Louis J. Fox.  The President and CEO, Rudi P. Fronk is not considered to be independent.  The Chairman, James S. Anthony, has assumed a growing number of responsibilities relating to the effective functioning of the Board and its compliance with an increasing number of regulations. Mr. Anthony is therefore considered to be not independent. Eliseo Gonzalez-Urien is paid a modest retainer as Senior Technical Advisor to consult with the Corporation’s geological team and as a result of such relationship is considered not independent.

Other Directorships - The following directors of the Corporation are also directors of other public companies: Thomas Dawson is also a director or officer of Anvil Mining Inc., Energy Split II Inc., Energy Split Corp. Inc.,       R. Split II Corp. and WFI Industries Ltd.; Louis Fox is also a director of North American Palladium Ltd.

Meetings of Independent Directors - Independent directors meet formally once a year without non-independent directors to consider their effectiveness and independence as directors and to review whether or not they have the information and resources necessary to fulfill their obligations as directors and carry out the approved mandate of the Board.  They also consider their relationship to management and whether or not, in their view, they have provided sufficient direction to management and whether or not, in their view, this direction has been followed appropriately.

Independence of Chair - The Chairman is not considered independent due to an increasing work load arising from Board committee and Board communication responsibilities, which workload warrants a level of payment which could be perceived to prejudice his independence.  The primary responsibility of the Chairman is to ensure Board effectiveness and independence by acting in the role of lead director.  It is the view of the Board that such a role cannot be effectively fulfilled without significant payment, which may paradoxically give rise to questions of independence.

Attendance – During the fiscal year ended December 31, 2007, the Corporation held nine directors’ meetings.  Messrs. Anthony, Banfield, Gonzalez-Urien and Fronk attended all nine meetings.  Messrs. Calhoun, Dawson and Fox attended eight meetings and Mr. Fenig, a former director, attended four meetings.  Some directors were excluded from portions of some meetings in order to facilitate discussions among independent or non-conflicted directors, review compensation issues and discuss related party transactions.

Board Mandate

The Board’s formally approved mandate is as follows:

The Corporation's Board of Directors is responsible for the supervision of the management of the Corporation's business and affairs.  Under its governing statute (the Canada Business Corporations Act), the Board is required to carry out its duties with a view to the best interests of the Corporation.  The Board specifically recognizes its responsibility for the following areas:

(i)	representing the interests of the shareholders in all significant decisions affecting the Corporation and ensuring that shareholders are kept informed of developments affecting their Corporation;

(ii)	reviewing and approving corporate objectives, goals and strategies with a view to enhancing shareholder value;

(iii)	reviewing and approving the Corporation’s operating plans and monitoring performance;

(iv)	reviewing significant operational and financial issues as they arise and providing direction to management on these matters;

(v)	acting diligently to ensure that the Corporation fulfils its legal and regulatory requirements;

(vi)	evaluating the effectiveness of senior management and establishing their compensation; and

(vii)	evaluating whether or not directors receive the information they require to perform their duties as directors.

Position Descriptions

The Corporation does not have formally approved position descriptions for the CEO, the Chairman and the Chairman of each Board committee.  It is the intention of the Board to develop such positions descriptions in the future.  In general, it is the responsibility of the Chairman and the Chairmen of the committees to ensure that the formally approved mandates of the Board and its committees are fulfilled.  The CEO has the responsibility for:

(i)	managing the day-to-day business of the Corporation in order to achieve the corporate goals established by the Board;

(ii)	protecting the interests of shareholders and employees;

(iii)	complying with the Corporation’s formally approved Manual of Corporate Practices and the laws and regulations governing business conduct; and

(iv)	ensuring that the Corporation’s Board is advised of all material matters affecting the Corporation so as to enable the Board to fulfill its mandate.

Orientation and Continuing Education

New directors are provided with Board and committee mandates and minutes, and the opportunity to meet with individual employees and directors for briefings.  The Board has no formal policy for providing continuing education to its directors.  Publications, advisories from regulators and the advice of counsel and auditors are regularly provided to directors for their review.  Directors are selected for their expert knowledge of the mining industry which is continuously updated by them through their involvement in the industry.

Code of Business Ethics

The Corporation has adopted a formal Manual of Corporate Practices which includes a Code of Business Ethics  which is posted on its website and is provided to all directors, officers and employees. The Code was updated in November 2007 (see Schedule “A” attached). The Board does not formally monitor compliance with the Code.  The CEO is responsible for reporting to the Chairman of the audit committee and to the Board any infractions of which he is aware.  No such infractions were reported to the Board in 2007.  The Code contains a specific provision for dealing with transactions in which a director has a material interest.  This provision, which ensures that the Board is able to make an informed, independent decision free of conflict, was followed in 2007.  A Whistleblower Policy was formally adopted in 2005 to promote ethical behaviour.  This Policy is published on the Corporation's website.  The Board is not aware of any reports by whistleblowers made pursuant to the Policy in 2007.

Nomination of Directors

The Corporation has a nominating committee that is composed entirely of independent directors.  Collectively, the Board has numerous contacts in the industry and the nominating committee generally canvasses the directors for suggestions for new candidates for Board nomination with the expertise being sought.  The nominating committee does not currently have a formal mandate.  It is the intention of the Board to adopt a mandate for this committee in the future.  Presently, the independent directors meet annually to discuss their assessment of the Board’s effectiveness including the size of the Board and whether or not it has the expertise required to perform its duties of oversight properly.  In 2005, the Board determined that it required a new director with the appropriate background to act as Chairman of the audit committee due to the retirement of the director performing this duty and also a new director who would contribute knowledge of exploration programs and procedures in order to provide oversight of this function, which is an area of growing expenditure within the Corporation.  After reviewing a number of candidates for these two positions which had been proposed by other directors, two of these were recommended to the Board.  These nominees were subsequently elected.

Compensation

The compensation committee undertakes an annual review of compensation for officers and directors.  The committee establishes a list of comparable companies selected on the basis of size and nature of business in order to ensure that the comparison is relevant with respect to roles, responsibilities and requirements imposed upon officers and directors. Compensation for these comparable companies is obtained from public sources.  The committee attempts to compensate its officers and directors within the range established by its peer group after considering both cash compensation (salaries and bonuses) and options.

The compensation committee consists entirely of independent directors.

The formally approved mandate of the compensation committee is as follows:

(i)
On an annual basis, review the total compensation of the President and CEO, the Chairman, the Chief Financial Officer and Vice President(s) against their performance, mandates and goals and make recommendations on their compensation to the Board;

(ii)
Review, approve and recommend to the Board for confirmation all grants of options to all directors and employees; ensure the proper administration of the Corporation’s options program in conformity with the Corporation’s Option Plan;

(iii)	Review on an annual basis the Corporation’s overall hiring and compensation practices with reference to industry norms.

The Corporation has not retained an outside compensation consultant or advisor.

The Corporation has adopted a number of industry leading compensation policies over the past several years.  First, it began expensing options granted to directors and officers in mid 2002.  Secondly, the Corporation has established an innovative two-tier option vesting policy for insider options, particularly those to directors and senior management.  Finally, the Corporation has imposed tight limits on the number, length and pricing of options to insiders.  Details on these policies are found elsewhere in this information circular.

Other Board Committees

The Corporation has a corporate governance committee, the mandate of which is as follows:

(i)	Prepare and recommend to the Board on an annual basis, proposed goals for the Corporation and its CEO and a mandate for the CEO;

(ii)	Ensure that the Board is adequately informed of developments and issues within the Corporation such that it is able to fulfill its duties and responsibilities;

(iii)	Ensure that the Board reviews and approves all major corporate decisions which could reasonably be expected to affect shareholder value;

(iv)	Assess the effectiveness of the Board as a whole, of each of the directors and of each committee of directors and consider the impact that the number of directors has on effectiveness of the Board.

(v)	Conduct an annual discussion among independent directors on the role and effectiveness of independent directors;

(vi)	Ensure that each Board Committee has a clear, written mandate and is performing diligently the tasks necessary to limit Board liability;

(vii)	Oversee the administration of the Corporation’s Manual of Corporate Practices;

(viii)
Oversee an annual review of each director’s business interests in accordance with the Corporation’s Conflict of Interest Policy to ascertain which conflicts might exist with respect to the interests of the Corporation and how such conflicts, if any, are to be managed so as to ensure the independence of directors and to protect the interests of the Corporation and its shareholders; and

(ix)	Review disclosure of corporate governance matters to ensure that shareholders are adequately informed of the Board’s procedures for governance on their behalf.

To help ensure that the Corporation makes full and timely disclosure of all material information related to its operations and complies with all aspects of the law in this respect, the Corporation has adopted the Disclosure Policy as outlined in “Schedule A”.

Assessments

Independent directors meet annually without non-independent directors to assess the effectiveness of the Board.  No formal method of evaluation is used.

Response to Shareholders

The Corporation communicates regularly with its shareholders and maintains a website at www.seabridgegold.net.  Management is available to shareholders to respond to questions and concerns on a prompt basis.  The Board believes that management's communications with shareholders, and the avenues available for shareholders and others interested in the Corporation to have their inquiries about the Corporation answered, are responsive and effective.

If you have issues, questions or comments which you would like to have considered by your directors at the Annual Meeting of Shareholders please advise us at:  The Secretary, Seabridge Gold Inc., 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, info@seabridgegold.net or by fax at 416-367-2711.

Expectations and Accountability of Management

The Board's access to information relating to the operations of the Corporation, through the membership on the Board of directors of a key member of management and, as necessary, the attendance by other members of management at the request of the Board, are key elements to the effective and informed functioning of the Board of the Corporation.  Monthly financial reports are provided to all directors which reconcile actual to budgeted expenditures.  In addition, commencing with the first quarter of 2004, the Corporation’s auditors have undertaken formal reviews of quarterly financial statements.  This review includes a meeting between the Board’s Audit Committee and the auditors.  In the past, the Corporation has followed this procedure on an informal basis but has elected to formalize the review in keeping with new standards for continuous financial disclosure.  The Board believes that a formal review by the auditors is a useful way to assure shareholders of management’s accountability.

The Board is directly involved in setting and approving goals and plans and monitoring performance.  This process establishes clear expectations of management and accountability for results.  The Board expects the Corporation's management to take the initiative in identifying opportunities and risks affecting the Corporation's business and finding ways to deal with these opportunities and risks for the benefit of the Corporation.  The Board is confident that the Corporation's management responds ably to this expectation.

Securities Authorized for Issuance under equity compensation plans

The following table sets forth the Corporation's compensation plans under which equity securities are authorized for issuance as at the end of the most recently completed financial year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	1,178,300	$11.62	25,000
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	1,178,300	$11.62	25,000

The table above excludes the 120,000 options granted to two officers in 2007 which require the approval of shareholders.

Indebtedness to Corporation of Directors and Executive Officers

No person who is, or at any time during the most recently completed financial year was, a director, proposed nominee for election as a director, executive officer, employee or former executive officer, director or employee of the Corporation or any of its subsidiaries, or any associate thereof, is, or at any time since the beginning of the most recently completed financial year of the Corporation has been, indebted to the Corporation, or had indebtedness to another entity during that period which was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

Interest of Informed Persons in Material Transactions

No informed person or proposed director of the Corporation and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Corporation or any of its subsidiaries.

Appointment of Auditors

Shareholders will be asked to vote on the reappointment of KPMG LLP, Chartered Accountants, of Suite 3300 Commerce Court West, Toronto, Toronto, Ontario, as Auditors of the Corporation for the ensuing year and to authorize the directors to fix the remuneration to be paid the Auditors.

Auditors’ Fees

For the years ended December 31, 2007 and 2006, the Corporation paid the external auditors $269,500 as detailed below:

	2007	2006
Audit services	$136,000	$70,000
Audit related services	30,000	30,000
Tax fees	3,500	-
	$169,500	$100,000

Management Contracts

No management functions of the Corporation are performed to any substantial degree by a person other than the directors or executive officers of the Corporation.

Particulars of Other Matters to be Acted Upon

Amendment of By-Laws

Corporation’s that are listed on the American Stock Exchange were required to be eligible to participate in the “Direct Registration System” (“DRS”) in the United States of America as of the end of December, 2007.  DRS is a book-entry system of share holding under which shareholders may elect not to hold share certificates to evidence the shares owned by them but instead only receive a confirmation (a “DRS Advice”) of their shareholding.  However, regardless of whether a shareholder holds a share certificate or not, shareholders have their names and share ownership recorded directly on the Corporation’s share register.  Paragraph 10.03 of the Corporation's By-Law No. 1 only provided that the security registers of the Corporation “record the shares and other securities issued by the Corporation in registered form”.  Since, to be eligible for DRS the share register must also record share ownership in respect of shares not evidenced by a share certificate but in respect of which a DRS Advice has been delivered, the Board approved amendments to By-Law No. 1 of the Corporation to specify that shares under DRS would also be recorded on the share register.  The amendment to By-Law No. 1 replaced the wording in section 10.03 of the By-Law quoted above with the following: “to record the shares and other securities issued by the Corporation in registered form or in respect of which non-transferable written acknowledgements of a shareholder’s right to a certificate have been sent”.  Under the provisions of the Canada Business Corporations Act, this amendment will lapse if it is not approved by shareholders at the Meeting.  Therefore, in order for the Corporation to continue to satisfy the AMEX requirements it is seeking shareholder approval by ordinary resolution to the above described amendment to By-Law No. 1.

Amendment of the Stock Option Plan

Increase in Shares Reserved

The Corporation's Stock Option Plan, when originally adopted in 2003, provided that a total of 2,800,000 shares were reserved for issuance upon exercise of stock options granted under the plan.  In 2006, the plan was amended to increase the number of shares reserved for issue under the plan by an additional 600,000 shares (the Stock Option Plan, as amended, is herein referred to as the “Plan”).  Since the Stock Option Plan was originally adopted in 2003, a total of 2,197,700 shares have been issued upon exercise of options, leaving a total of 1,202,300 shares that can be issued upon exercise of options.  The Corporation considers it appropriate to amend the Plan to increase the number of shares that are reserved for issue under the Plan to give it the ability to grant further options, but to limit the aggregate number of shares that may be issued upon exercise of options to approximately 5.0% of its outstanding shares.  This would be achieved by increasing the number of shares reserved for issue under the Plan by 650,000, resulting in the aggregate number of shares reserved for issue under the Plan (but not already issued) being 1,852,300 shares.    The increased number of available options will facilitate the Corporation's search for and retention of senior management and to provide additional incentive to the Corporation's employees, officers and directors.

Accordingly, at the Meeting shareholders will be asked to pass a resolution in the following form:

“BE IT RESOLVED that the amendment of the Corporation’s Stock Option Plan to increase the number of shares reserved for issuance under the Plan by 650,000 shares is hereby approved.”

Amendments Regarding Black Out Periods and Going Private Transactions

In accordance with good corporate governance practices and as recommended by National Policy 51-201 Disclosure Standards, the Corporation imposes black-out periods restricting the trading of its securities by directors, officers, employees and consultants during periods surrounding the release of annual and interim financial statements and at other times when deemed necessary by management and the Board of Directors.

In order to ensure that holders of outstanding stock options are not prejudiced by the imposition of such black-out periods, the directors of the Corporation propose an amendment of the Plan to include a provision (the "Black-Out Provision") to the effect that any outstanding stock options with an expiry date occurring during a management imposed black-out period or within five days thereafter will be automatically extended to a date that is 10 trading days following the end of the black-out period.

In addition, the Plan does not presently include a provision that adjusts the securities that an optionee will receive on exercise after the completion of a compulsory acquisition or other going private transaction following a takeover bid.  A compulsory acquisition or other going private transaction in this context is the means by which an acquiring company in a takeover bid may complete the acquisition of 100% the shares of the target company after a successful takeover bid.   In such circumstances the acquiring company would want to ensure it will be able to maintain a 100% interest in the company it acquired and it is not likely the optionee would want to acquire shares of a private company on exercise of the optionee’s option.  Therefore, the directors of the Corporation propose an amendment of the Plan to include a provision to the effect that, if, following a takeover bid, the acquiring company completes a compulsory acquisition or a going private transaction, thereafter an option granted under the Plan shall entitle the holder to acquire, at the same exercise price, the cash, securities, or other property that a shareholder received in respect of a share of the Corporation under the takeover bid.

Accordingly, at the Meeting shareholders will be asked to pass a resolution in the following form:

“BE IT RESOLVED that the amendment of the Corporation’s Stock Option Plan to:

(a)
include a provision under which any outstanding stock options with an expiry date occurring during a management imposed black-out period or within five days thereafter will be automatically extended to a date that is 10 trading days following the end of the black-out period; and

(b)
include a provision under which, if, following a takeover bid, the acquiring company completes a compulsory acquisition or a going private transaction, thereafter an option granted under the Plan shall entitle the holder to acquire, at the same exercise price, the cash, securities, or other property that a shareholder received in respect of a share of the Corporation under the takeover bid, is hereby approved.”

Approval of Stock Option Grants

As of the date hereof, the Corporation has options outstanding under its Plan to purchase 1,192,300 shares.  In addition, in August 2007, the Corporation granted a further 120,000 options and in March 2008, the Corporation granted a further 30,000 regular options.  All of the 2007 option grants are subject to the two-tiered vesting policy established in 2002 and require a $34.00 share price for 10 successive days for the first third to vest, a $37.00 share price for the second third and a $40.00 share price for the final third.  Once the share price has met the first test, the Corporation’s share price performance must have exceeded the S&P/TSX Global Gold Index by more than 20% over the preceding six months or these options will be cancelled.  The details of these grants are set out below:

Name of Optionee	Number of Options Granted	Exercise Price	Expiry Date
William E. Threlkeld	60,000	$29.60 per share	August 8, 2012
Roderick Chisholm	60,000	$29.60 per share	August 8, 2012
Brent Murphy	30,000	$26.64 per share	March 3, 2013

Since such grants could require the Corporation to issue more shares than are reserved under the Plan, the grants were made subject to shareholder approval and to shareholders approving the increase in the number of shares reserved for issue under the Plan.  In other words, if the proposed 650,000 increase in the number of shares reserved for issue under the Plan is approved and these stock option grants are approved, there will be 1,342,300 options outstanding to purchase shares issued under the Plan and 510,000 shares reserved and available for issue under options to be granted under the Plan.

Accordingly, at the Meeting shareholders will be asked to pass a resolution in the following form:

“BE IT RESOLVED that the grants of 120,000 options of the Corporation exercisable for 5 years at $29.60 per share but subject to the two tiered vesting policy of the Corporation and 30,000 regular options of the corporation exercisable for 5 years at $26.64 per share each as more particularly set out in the Management Proxy Circular in respect of this Meeting is hereby approved.”

The resolution approving the stock option grants must be approved by disinterested shareholders, being those shareholders that were not granted the options to be approved.

Advance Approval of Adoption of Toronto Stock Exchange Compliant Stock Option Plan

The Corporation is considering making application to list its common shares on The Toronto Stock Exchange (“TSX”).  With regards to the issuance of stock options and stock option plans, the policies of TSX are somewhat different than TSX Venture Exchange (“TSXV”).  As a result, when and if the Corporation’s common shares are listed on TSX, the Board of Directors has determined that it would be in the best interests of the Corporation to adopt a stock option plan specifically designed to comply with the policies of TSX (the “TSX Plan”).  The TSX Plan would be effective upon the Corporation’s common shares being listed on TSX and upon becoming effective would replace its current Stock Option Plan at the time.

As with the Plan, the TSX Plan would be a fixed share stock option plan pursuant to which the number of common shares reserved for issuance is fixed from time to time by the shareholders of the Corporation.  Other key terms of the TSX Plan are summarized as follows:

•
Options may be granted to directors, officers and employees of the Corporation as well as persons or corporations engaged to provide services to the Corporation (or any entity controlled by the Corporation) and any individuals employed by such persons or corporations.

•
The number of shares reserved for issue under all security based compensation arrangements of the Corporation cannot exceed 1,850,000 common shares of the Corporation, representing approximately 5.0% of the Issuer’s issued and outstanding shares.  If the resolution approving the grants of an aggregate of 150,000 stock options proposed above is passed, the Corporation will have outstanding options to purchase 1,342,300 common shares of the Corporation and will have reserved a further 507,700 common shares for issue under the Plan.

•
The number of shares issuable to insiders of the Corporation at any time, under all security based compensation arrangements of the Corporation, cannot exceed 10% of the Corporation’s issued and outstanding shares.

•
The number of shares issued to insiders of the Corporation as a group, within any one year period, under all security based compensation arrangements of the Corporation, cannot exceed 10% of the Corporation’s issued and outstanding shares as at the end of such one year period.

•	The exercise price for options granted under the TSX Plan must be not less than the closing market price on the day preceding the date of grant of the options.

•	Vesting of options will be at the discretion of the Board of Directors, or any committee authorized by the Board of Directors to administer the TSX Plan;

•	The maximum term of options granted under the TSX Plan will be 5 years from the date of grant.

•
If an optionee ceases to be eligible to receive options under the TSX Plan as a result of termination for cause, any outstanding options held by such optionee on the date of such termination shall be cancelled as of that date.

•
If an optionee ceases to be eligible to receive options under the TSX Plan for reasons other than termination for cause (or death), any outstanding options held by such optionee at such time shall remain exercisable for a period ending on the earlier of the expiry time of such option or three months after the optionee ceases to be eligible to receive options.  Notwithstanding the foregoing, the Board of Directors may, on a case by case basis, allow such options to remain in full force and effect until any time up to the original expiry time of such options, irrespective of whether such expiry time is more than three months after the optionee ceases to be eligible to receive options.

•
The Board of Directors may from time to time, without shareholder approval and subject to applicable law and to the prior approval, if required, of TSX or any other regulatory body having authority over the Corporation or the TSX Plan, suspend, terminate or discontinue the TSX Plan at any time, or amend or revise the terms of the TSX Plan or of any option granted under the TSX Plan to:

(a)	make amendments of a clerical or typographical nature and to include clarifying provisions in the TSX Plan;

(b)	implement features or requirements that are necessary or desirable under applicable tax and securities laws;

(c)	change vesting provisions;

(d)	change termination provisions for an insider provided that the expiry time does not extend beyond the original expiry time under the TSX Plan;

(e)	change termination provisions for an optionee who is not an insider beyond the original expiry time;

(f)	reduce the exercise price of an option for an optionee who is not an insider; and

(g)	implement a cashless exercise feature, payable in cash or securities;

provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any option previously granted to an optionee under the TSX Plan without the consent of that optionee.  Any other amendments to the TSX Plan or options granted there under will be subject to the approval of the shareholders.

•	The TSX Plan does not contain any provisions relating to the provision of financial assistance by the Corporation to optionees to facilitate the purchase of common shares upon the exercise of options.

•	Stock options granted under the TSX Plan are not assignable, but may be exercised by the personal representative of a deceased optionee.

•
Any outstanding stock options with an expiry date occurring during a management imposed black-out period or within five days thereafter will be automatically extended to a date that is 10 trading days following the end of the black-out period.

•
The Plan requires adjustments to the numbers of shares which may be acquired and the exercise price of options in the event the Corporation proceeds with certain changes or transactions in which the Corporation’s share capital is altered, some form of corporate reorganization or special distribution is completed, a merger, amalgamation, spinout transaction, plan of arrangement, takeover bid, compulsory acquisition or going private transaction is completed.  In such case the provisions typically entitle the optionee to acquire, at the same aggregate price, the shares, cash, securities or other property to which the optionee would have been entitled had the optionee held the shares issuable under the option before such transaction, with certain exceptions.  In the event that the Company agrees to a transaction, or is subject to a takeover bid, under which greater than 2/3rds of its outstanding shares are acquired by another person or group of persons acting in concert, the TSX Plan also gives the directors the discretion to transform the option into a stock appreciation right.  Other than in these circumstances, the TSX Plan does not contain provisions allowing the Corporation to transform a stock option into a stock appreciation right.

All options issued under the Plan that are outstanding as of the date of implementation of the TSX Plan (the “TSXV Options”) will count against the number of shares reserved for issuance under the TSX Plan as long as such options remain outstanding.

The full text of the TSX Plan will be available for review at the Meeting.

At the Meeting, shareholders will be asked to pass an ordinary resolution approving the adoption of the TSX Plan in the form to be presented at the Meeting at such time as is determined by the Board of Directors and subject to such amendments to form as may be required by TSX.  All shareholders present at the meeting, whether in person or by proxy, will be entitled to vote on such resolution.

Irrespective of the shareholders approving the adoption of the TSX Plan, the Board of Directors may, at its discretion, decide not to apply for a listing on the TSX or abandon the application after applying, or the TSX may not approve the listing of the Corporation on the TSX, and never to adopt the TSX Plan, in which case the Plan, as amended from time to time, will continue in full force and effect.  In any event, the TSX Plan will not be implemented until such time as the common shares of the Corporation are listed on TSX.

Interest of Certain Persons in Matters to be Acted Upon

Except as set out herein, no person: (a) who has been a director or executive officer of the Corporation at any time since the commencement of the Corporation's last fiscal year; (b) who is a proposed nominee for election as a director of the Corporation; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b), has material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the meeting.

Other Matters

Management of the Corporation is not aware of any other matter to come before the Meeting other than as set forth in the notice of meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

Additional Information

Additional information relating to the Corporation is on SEDAR at www.sedar.com.  Shareholders may contact the Corporation at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1 or by phone 416-367-9292 or by fax 416-367-2711 or by e-mail at info@seabridgegold.net to request copies of the Corporation's financial statements and MD&A.

Financial information is provided in the Corporation's comparative financial statements and MD&A for its most recently completed financial year which are filed on SEDAR.

The Corporation also files with the United States Securities and Exchange Commission and the American Stock Exchange and its 20-F is available at www.sec.gov/edgar.shtml.

Approval

The Board of Directors of the Corporation has approved the contents and sending of this Management Proxy Circular.

DATED this 17th day of April, 2008.

SEABRIDGE GOLD INC.

/s/ Rudi P. Fronk

Rudi P. Fronk
President and CEO

“SCHEDULE A”

MANUAL OF CORPORATE PRACTICES

SEABRIDGE GOLD INC.

November 7, 2007

TABLE OF CONTENTS

Code of Business Ethics

Fundamental Principles	2

Guidelines for Directors and Officers	3-4

Communications and Disclosure Policy	5-8

Insider Trading Policy	9

Appendix A: Material Information	10-11

SEABRIDGE GOLD’S CODE OF BUSINESS ETHICS (“COBE”)
FUNDAMENTAL PRINCIPLES

The following fundamental Principles of appropriate business conduct have been established for all personnel working for or representing Seabridge Gold Inc. (the “Company” or “Seabridge”). They are applicable in all countries in which the company operates.

Fundamental Principles

A.	Compliance with Laws

The Company will conduct its business in full compliance with all laws, regulations and other legal requirements applicable wherever the Company is carrying on business. No personnel shall directly or indirectly give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official in contravention of the Corruption of Foreign Public Officials Act.

B.	Conflict of Interest

Personnel must ensure that no conflict exists between their personal interest and those of the Company. Personnel should also avoid placing themselves in positions that may be perceived as conflicts.

C.	Fiscal Integrity and Responsibility

While all personnel have a responsibility to protect the Company’s assets, the Management of the Company is specifically responsible for establishing and maintaining appropriate internal controls to safeguard Company assets against loss from unauthorized or improper use or disposition.

D.	Health, Safety and Environment

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it does business.

The Company’s operations are to be conducted in a manner that protects the health and safety of our personnel and all people in the Communities where the Company operates.

E.	Employment Practices

The Company is committed to a workplace environment where personnel are treated with dignity, fairness and respect. All personnel have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

F.	Confidential Information

In the course of employment, personnel may have access to information that is non-public, confidential, privileged, or of value to competitors of the Company or that may be damaging to the Company if improperly disclosed. Personnel may also have access to the confidential information of companies with which the Company does business.

Personnel must protect the confidentiality of information concerning the Company and its business activities as well as that of companies having business dealings with the Company. Personnel who leave the Company have an ongoing obligation to keep such information confidential.

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SEABRIDGE GOLD’S CODE OF BUSINESS ETHICS
GUIDELINES FOR DIRECTORS AND OFFICERS

Directors and Officers have a duty to manage or supervise the management of the business and affairs of the Company. In carrying out this duty the Company expects Directors and Officers to act honestly and in good faith with a view to the best interests of the Company. To this end the Board of Directors has committed itself to maintaining a high standard of Corporate Governance which incorporates as its basis, principles of good conduct and high ethical behaviour.

To discharge their duties, the Directors have adopted the following principles for business conduct and ethical behaviour.

Compliance with Law

Directors and Officers shall conduct their business and affairs in full compliance with applicable laws, rules and regulations and shall encourage and promote such behaviour for themselves, Officers and employees.

Conflicts of Interest

The Directors shall conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere with the interests of the Company, including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, Directors and Officers shall immediately make full disclosure in an appropriate manner to the Board of Directors.

Fair Dealing

The Company adheres to a policy of Fair Dealing in all its undertakings. Directors and Officers shall endeavour to deal fairly with the Company’s customers, suppliers, competitors and employees. Taking unfair advantage through manipulation, concealment, abuse or privilege, misrepresentation and other unfair dealing practices is unacceptable.

Confidentiality

Directors and Officers shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or mandated by law or requirement of securities regulatory authorities or stock exchange. Confidential information shall not be used for personal gain.

Protection and Proper Use of Common Assets

Directors and Officers shall ensure that the Company’s assets are protected and properly and efficiently used for legitimate business purposes.

Corporate Opportunities

Directors owe duty to advance the Company’s legitimate interests whenever an opportunity arises and are prohibited from:

a)	Taking personal advantage of opportunities discovered through the use of corporate assets, property, information or their position;

b)	Using or deploying corporate assets, property, information or their position for personal gain; and

c)	Competing with the Company.

Provision of Services

Directors may from time to time be asked to provide professional services to the Company above and beyond their duties as Directors, relating to their areas of professional competence. In such cases, management shall:  (a) define the services to be provided in writing, the competencies involved and the qualifications of the Director whose services may be engaged;  (b) obtain at least two quotes for the provision of the required services by fully qualified, third party providers;  (c) bring the proposed contract and competing bids before the Board of Directors for a discussion to be made without the participation of the conflicted Director.

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Incident Reporting

Directors and Officers are encouraged to promote ethical behaviour in all things they do and to ensure a healthy ethical workplace. The Company, through the principles and standards adhered to by Directors, encourages Officers and leaders to talk with employees about ethical behaviours and to provide guidance on their ethical concerns including advising employees on appropriate actions to be taken or behaviours to be followed. Violations of laws, rules, regulations or this Code of Business Conduct are to be reported to the Board of Directors, in accordance with the Company’s Whistleblower Policy.

The Directors, on behalf of the Company, will not allow any retaliation by Officers in respect of reports made in good faith by any employee.

Waivers

Directors and executive Officers whose conduct or actions have failed to meet or whose future conduct or actions may not meet the principles and standards set out in this Code of Business Conduct must report such failure or anticipated failure immediately to the Board of Directors. Such report shall contain a request for a waiver of such conduct and be filed with the Board of Directors for review. The Board of Directors shall examine the circumstances related to the failure or requested waiver for anticipated failure and make an appropriate determination. Any determination of the Board of Directors that noncompliance with the Code of Business Conduct has occurred or that, under the circumstances, a waiver be granted to a Director or officer shall be reported promptly to the shareholders by posting on the Company’s website.

Annual Review

Annually, the Company expects each Director to review this Code of Business Ethics and to satisfy themselves that they have adhered to the stated principles and standards, or if they have failed to do so, to ensure such non-compliance has been reported to the Board of Directors. A status report on compliance with the Code will be included in the Company’s Annual Information Circular.

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COMMUNICATIONS AND DISCLOSURE POLICY

1.            Background

▪
Seabridge Gold Inc. is committed to making full and timely disclosure of all material information related to the Company and its operations and to complying with all aspects of the law in this respect.

▪
Amendments to the Ontario Securities Act [“Act”] in December 2005 have created a new potential liability for a broad group of persons, including its directors, insiders and influential persons and Seabridge is a Reporting Issuer under the Act.

▪
Seabridge and its directors, insiders and influential persons are potentially liable to personal liability for misrepresentations in corporate communications, including oral public statements, and for failure to make timely disclosure of material facts and changes thereto.

▪
Under this legislation, investors have the right to sue a Reporting Issuer and its directors, officers, influential persons and experts for damages if they buy or sell shares in a company while there is an uncorrected misrepresentation or during the period when the issuer has failed to make timely disclosure of a material change.

▪	Seabridge has approved this Communications and Disclosure Policy to help ensure that its commitment to full and timely disclosure is maintained at all times.

2.    Purpose of the Communications and Disclosure Policy

The purpose of the Company’s Communications Policy is to ensure that:

a)	The Board is made aware of changes in the Company’s affairs in a timely manner;

b)	A proper assessment is made of information to determine if it is material information;

c)	Information is properly reviewed and approved before being disclosed;

d)	The Company complies with its continuous disclosure obligations;

e)	Disclosure of material information, and any corrections to previously disclosed information, is made in a timely way;

f)	The Company avoids selective disclosure of Company information;

g)	The communications process between the Company and its external stakeholders is controlled;

h)	Blackout periods for insiders are appropriately determined, communicated and enforced until appropriate disclosures are made; and

i)	The system is monitored for its effectiveness

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 .
3.	Disclosure of Material Information

3.1	Determination of Whether Information is Material

Information about the Company is considered to be material if it has a significant effect or would reasonably be expected to have a significant effect on the market price of the Company’s securities. The determination of whether information is material is subjective. The list of events set forth in Appendix A, although not exhaustive, should be considered in making the determination of whether information is material.

3.2	Method and Content of Disclosure of Material Information

The Company shall disclose all material information to external stakeholders as soon as practicable after the event, giving rise to the material information, has occurred. All material information shall be disclosed via press release, using a news service approved by the Toronto Stock Exchange and the American Stock Exchange. The material information shall also be posted on the Company’s website.

The press release shall include sufficient information to enable external stakeholders to understand the nature and timing of the event giving rise to the material information as well as to allow such stakeholders to make an informed assessment of the effect of the material information on the market price of the Company’s securities.

3.3	Responsibility for Disclosure of Material Information (Disclosure Committee)

The Company shall constitute a Disclosure Committee which shall have primary responsibility for the disclosure of material information. Unless subsequently amended by the Board, membership of this committee shall comprise the Chief Executive Officer (CEO) and the Board Chairman (Chair). These individuals have been designated to serve on this committee by virtue of their positions within the Company:

(a)	They are completely familiar with the operations of the Company;

(b)	They are continuously up-to-date on pending material developments within the Company; and

(c)	They have sufficient understanding of the disclosure rules to enable them to determine whether information is material and hence requires disclosure.

From time to time, the committee may designate other directors or officers of the company to be  responsible for specific disclosures.

3.4	Disclosure Guidelines

▪	The CEO and the CFO will report at each Board meeting as to whether they have knowledge of any material facts that should be disclosed.

▪	The CEO will discuss, in a timely manner, all matters that he believes are likely to be material facts with a member of the Board who has relevant experience.

▪	The Disclosure Policy will be kept current and posted on the Company’s website.

▪	The Policy will be subject to a review by the Disclosure Committee for its effectiveness on an annual basis and this review will be discussed with the Board.

▪	The CEO will, on an annual basis, remind all employees of the existence of, and the need to comply with, the Disclosure Policy.

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▪
The Disclosure Committee will be responsible for determining blackout periods when insiders will not be allowed to trade in the Company’s shares, and for giving proper notification of the commencement and close of the blackout periods to all insiders.

▪	All press releases (and other disclosure not normally approved by Board resolution) will be reviewed with at least one independent member of the Board with relevant experience before issuance.

▪
All presentations to analysts, shareholders and potential shareholders concerning the Company will use up-to-date content and will be posted in a timely manner on the Company’s website.  The CEO will keep a log of all such presentations recording the audience, the date and nature and content of the presentation. The Chairman will review this log on a regular basis.

▪	In all outside presentations forward looking information will be properly identified and appropriate cautionary statements on such content will be made.

4.     Authorized Spokespersons

The CEO is the only individual authorized to communicate with analysts, shareholders and other stakeholders regarding the material disclosed by the Company. By establishing this restriction, the Company ensures that:

(a)	A consistent message is delivered to external stakeholders regarding Company matters;

(b)	Only information authorized to be disclosed to external stakeholders is disclosed; and

(c)	Selective disclosure of material information is avoided.

In certain circumstances, the CEO may, on a case-by-case basis, delegate his responsibility for external communication to other suitably qualified individuals within the Company. However, without such explicit delegation, external communication is restricted to the CEO.

Where a news release contains information based on the Company’s financial statements prior to the release of such statements, such news release should first be reviewed by the audit committee.

5.    Selective Disclosure

Selective disclosure of Company information is prohibited except where such disclosure is in the “necessary course of business”.* It is for this reason that communications with external stakeholders are restricted to a limited number of individuals within the Company, as outlined in section 3.3 of this Policy.

* See National Policy 51-201 Disclosure Standards.

In the event of inadvertent disclosure of material information to an external stakeholder, the Company shall, as soon as practicable after the disclosure, issue a press release to inform all external stakeholders of the material information.

6.     Maintaining Confidentiality

The Company shall provide to all employees on-going education on the importance of maintaining the confidentiality of Company information and on the protocol to be followed in the event that they are asked (whether orally, in writing or electronically) by external stakeholders or others to comment on the Company’s material or confidential information.

7.     Electronic Communications

The CEO shall have responsibility for ensuring that the Company’s financial and shareholder repots filed on the Company website are accurate and up-to-date and that they are maintained in a separate, easily accessed area of the website.

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The Company shall not publish financial analyst reports on the Company website as to do so may create the impression that the Company endorses the contents of the reports. Access to such reports should be a link to the site where such reports have been published by their authors.

It is recommended that Directors, Officers and employees refrain from participating in discussions about the Company on electronic chat rooms or news groups except to post news releases or links in the public domain or as may be required to correct factual errors by posting information which has previously been widely disseminated by the Company. Chat rooms or news groups may be the genesis for rumors about the Company. The Company, its Directors, Officers and employees shall not respond to such rumors on the chat rooms or news groups but should follow the procedure set out below.

8.    Rumors

If a rumor (whether from a chat room, news group or other, non-electronic source) is circulating about the Company and the Company is concerned that it may have a material impact on the market price of the Company’s shares, then:

(a)	The CEO shall contact Market Surveillance at the Toronto Stock Exchange to advise them of the situation;

(b)	The Company shall consider the requirements of issuing a clarifying press release to quell the rumor, in accordance with the provisions of section 3 of this Policy.

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INSIDER TRADING POLICY

Directors, Officers and senior managers (“Insiders”) are from time to time in possession of information which may constitute an undisclosed material fact. This policy is designed to ensure that Insiders do not use such undisclosed material facts to trade in the Corporation’s securities.

List of Insiders

The Corporation will maintain a list of individuals including Directors, Officers, senior managers and advisors who will be governed by the Insider Trading Policy (“Designated Insiders”).

Prior Clearance

The Board of Directors has mandated the Disclosure Committee to monitor and enforce the Insider Trading Policy. Designated Insiders must obtain prior approval from the Disclosure Committee (or its designee) prior to buying or selling any of the Corporation’s securities including the exercise of options. The Disclosure Committee may refuse permission to trade if, in his sole judgment, there are undisclosed material facts (see the Disclosure Policy for a definition) or other potentially sensitive developments within the Corporation which Designated Insiders either know or could reasonably be expected to know. The Disclosure Committee is not required to provide an explanation for its decisions.

No-Trade Periods

The Disclosure Committee will from time to time advise all Corporation Directors, employees and advisors in writing that they may not trade in the Corporation’s securities during a specific time period, with or without explanation. These No-Trade Periods will include the five trading days immediately preceding and two trading days immediately following the issuance of financial statements as well as periods during which the Corporation is involved in sensitive negotiations to conclude such matters as financings, acquisitions or divestitures. All such developments which could constitute undisclosed material facts must be reported to the Disclosure Committee to determine if a No-Trade Period is appropriate.

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APPENDIX A

Examples of Information That May Be Material

(Reproduced from National Policy 51-201)

Changes in Corporate Structure

•	changes in share ownership that may affect control of the company

•	major reorganizations, amalgamations, or mergers take-over bids, issuer bids, or insider bids

Changes in Capital Structure

•	the public or private sale of additional securities

•	planned repurchases or redemptions of securities

•	planned splits of common shares or offerings of warrants or rights to buy shares

•	any share consolidation, share exchange, or stock dividend

•	changes in a company’s dividend payments or policies

•	the possible initiation of a proxy fight

•	material modifications to the rights of security holders

Changes in Financial Results

•	a significant increase or decrease in near-term earnings prospects

•	unexpected changes in the financial results for any period

•	shifts in financial circumstances such as cash flow reductions, major asset write-offs or write-downs

•	changes in the value or composition of the company’s assets any material change in the company’s accounting policies

Changes in Business and Operations

•	any development that affects the company’s resources, technology, products or markets

•	a significant change in capital investment plans or corporate objectives

•	major labour disputes or disputes with major contractors or suppliers

•	significant new contracts, products, patents, or services or significant losses or contracts or business

•	significant discoveries by resources companies

•	changes to the Board of Directors or executive management (CEO, CFO, COO or president)

•	the commencement of, or developments in, material legal proceedings or regulatory matters

•	waivers of corporate ethics and conduct rules for Officers, Directors and other key employees

•	any notice that reliance on a prior audit is no longer permissible

•	de-listing of the company’s securities or their movement from one quotation system or exchange to another

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Acquisitions and Dispositions

Significant acquisitions or dispositions of assets, property or joint venture interests acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

•	the borrowing or lending of a significant amount of money

•	any mortgaging or encumbering of the company’s assets

•	defaults under debt obligations, agreements to restructure debt, or planning enforcement procedures by a bank or any other creditors

•	changes in rating agency decisions significant new credit arrangement

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